SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 10, 2001

RESTORATION HARDWARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-24261 (Commission File Number)	68-0140361 (IRS Employer Identification No.)

15 Koch Road, Suite J, Corte Madera, California (Address of Principal Executive Offices)	94925 (Zip Code)

(415) 924-1005
(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events

     On October 10, 2001, we held a special meeting of our stockholders. As of the close of business on August 17, 2001 (the record date for the special meeting), we had 23,805,065 shares of our common stock outstanding and entitled to vote on the proposal presented at the special meeting, held by 162 stockholders of record. As of that same date, we had 15,000 shares of our Series A preferred stock outstanding and entitled to vote on the proposal presented at the special meeting, held by 16 stockholders of record. Of these outstanding shares, 78.7% or 24,648,645 shares of common stock and Series A preferred stock (on an as-converted basis of 500 to 1) were represented at such meeting, in person or by proxy, which constituted a quorum. The matter voted upon at the special meeting was the approval of an amendment to our Second Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our common stock from 40,000,000 shares to 60,000,000 shares so that the total authorized number of shares of our capital stock will increase from 45,000,000 shares to 65,000,000 shares, of which 60,000,000 shares will be common stock and 5,000,000 shares will be preferred stock. The result of the voting as to such matter is as follows:

	For	Against	Abstain	Broker Non-Votes

Common	17,376,602	130,197	16,846	0
Common & Series A	24,501,602	130,197	16,846	0

     The full text of the Second Amended and Restated Certificate of Incorporation, as amended, is attached hereto as Exhibit 3.1.

     Following the special meeting of the stockholders, we caused to be filed with the Secretary of State for the State of Delaware the amendment to the Second Amended and Restated Certificate of Incorporation.

     Separately, as part of our March 2001 preferred stock financing, we reserved 14,018,500 shares of our common stock for issuance upon the conversion of our Series A preferred stock. Under the terms of the Consent and Waiver Regarding Additional Financing (previously filed with the SEC as Exhibit 10.2 to our Form 8-K on May 23, 2001), we temporarily reduced the shares reserved for issuance upon the conversion of our Series A preferred stock from 14,018,500 shares of common stock to 8,000,000 shares of common stock. However, under the terms of the Consent and Waiver Regarding Additional Financing, we agreed to cause the reestablishment of a reserve of shares of common stock at such higher number of shares as soon as practicable, but in any event by November 18, 2001. Accordingly, in order to meet this obligation, our board of directors on October 10, 2001 increased the shares reserved for issuance upon the conversion of the Series A preferred stock to 14,018,500 shares of common stock from 8,000,000 shares of common stock.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits.

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation, as amended.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE, INC

Dated: October 24, 2001	By:	/s/ Gary G. Friedman

Gary G. Friedman, Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

3.1	Second Amended and Restated Certificate of Incorporation, as amended.